Term sheet No. 143EE-A+ To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement EE dated July 6, 2007	Registration Statement No. 333-137902 Dated July 12, 2007; Rule 433

Deutsche Bank AG, London Branch

$

        % Reverse Convertible Securities Linked to the Worse Performing Common Stock of Two Reference Stocks due July 21*, 2009

General

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The securities are designed for investors who seek a higher coupon payment than the current dividend yield on the Reference Stocks or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in appreciation of the Reference Stocks, be willing to accept the risks of owning equities in general and the common shares of the Reference Stocks in particular, and be willing to lose some or all of their initial investment at maturity.

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The securities will pay a coupon at a rate of between 12.90% and 13.90% per year (the actual coupon rate will be determined on the Trade Date). However, the securities do not guarantee any return of your initial investment at maturity. Instead, the payment at maturity will depend on whether the price of each of the Reference Stocks exceeds the corresponding Threshold Price at all times during the Observation Period or, if the price of any of the Reference Stocks is less than or equal to the corresponding Threshold Price at any time during the Observation Period, the Final Stock Price of the Laggard Reference Stock, as described below.

•	The denomination of the securities (the “face amount”) is equal to $1,000 per security.
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Payment at maturity per security will be either a cash payment in an amount equal to the face amount or delivery of shares of the Laggard Reference Stock, in each case, together with any accrued and unpaid coupon payment, as described below.

•	Senior unsecured obligations of Deutsche Bank AG due on or about July 21*, 2009.
•	The securities are expected to price on or about July 12*, 2007 and are expected to settle on or about July 19*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Reference Stocks:

Reference Stock	Ticker Symbol	Relevant Exchange
Common stock, par value $0.01 per share, of Boston Scientific Corp.	BSX	NYSE
Class A common stock, without par value, of Stewart Enterprises, Inc.	STEI	NASDAQ

Laggard Reference Stock:

The Reference Stock with the lowest Reference Stock Return, as determined by the calculation agent on the Final Valuation Date; provided, that if the calculation agent determines that the two Reference Stocks have equal Reference Stock Returns, then the calculation agent will, in its sole discretion, designate as the Laggard Reference Stock either of the Reference Stocks.

Reference Stock Return:	For each Reference Stock, the Reference Stock Return will be calculated as follows:

Final Stock Price – Initial Stock Price

Initial Stock Price

The determination of each Reference Stock Return is subject to adjustment for certain corporate events, as described below.

Coupon:	Between 12.90% and 13.90% per annum (to be determined on the Trade Date), paid quarterly in arrears based on a 30/360 day count fraction.

Coupon Payment Dates:

Coupon payments on the securities will be payable quarterly in arrears on October 21, 2007, January 21, 2008, April 21, 2008, July 21, 2008, October 21, 2008, January 21, 2009, April 21, 2009 and July 21, 2009, (each such date, a “Coupon Payment Date”), commencing on October 21, 2007, to and including the Maturity Date. See “Selected Purchase Considerations — Quarterly Coupon Payments” in this term sheet for more information.

Payment at Maturity:	The payment you will receive at maturity, in addition to any accrued and unpaid coupon on the securities, will be calculated as follows:

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If the market price of each of the Reference Stocks quoted on the Relevant Exchange is greater than the Threshold Price for such Reference Stock at all times during the Observation Period, you will receive a cash payment per security equal to the face amount.

•	If the market price of either Reference Stock quoted on the Relevant Exchange is less than or equal to the Threshold Price for such Reference Stock at any time during the Observation Period, then:

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if the Final Stock Price of the Laggard Reference Stock is equal to or greater than the Initial Stock Price for the Laggard Reference Stock, you will receive a cash payment equal to the face amount; or

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if the Final Stock Price of the Laggard Reference Stock is less than the Initial Stock Price for the Laggard Reference Stock, you will receive a number of shares of the Laggard Reference Stock per security equal to the Physical Delivery Amount.

If you receive shares of the Laggard Reference Stock, fractional shares will be paid in cash. The market value of the Physical Delivery Amount will be less than the face amount of your securities and may be zero.

Threshold Price:

For each Reference Stock, a price that represents 75% of the Initial Stock Price of such Reference Stock, subject to adjustments as described under “Terms of Securities—Anti-dilution Adjustments” in the accompanying product supplement.

Physical Delivery Amount:

The number of shares of the Laggard Reference Stock per $1,000 security face amount equal to $1,000 divided by the Initial Stock Price of such Reference Stock, subject to adjustments as described under “Terms of Securities—Anti-dilution Adjustments” in the accompanying product supplement.

Observation Period:	The period from (but not including) the Trade Date to (and including) the Final Valuation Date.

Initial Stock Price:

For each Reference Stock, the price of such Reference Stock to be determined on the Trade Date, subject to adjustments as described under “Description of Securities—Payment at Maturity” and “Terms of Securities—Anti-dilution Adjustments” in the accompanying product supplement.

Final Stock Price:	For each Reference Stock, the closing price of such Reference Stock on the Final Valuation Date.

Trade Date:	July 12*, 2007

Final Valuation Date:	July 20*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.

Maturity Date:	July 21*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515AO E C3

ISIN:	U52515AOEC36

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

† This amended and restated term sheet supercedes term sheet no. 143EE in its entirety. We refer to this amended and restated term sheet as “term sheet.”

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security		$$0.00	$
Total		$$0.00	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement EE dated July 6, 2007. This term sheet supersedes term sheet no. 143EE in its entirety. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement EE dated July 6, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507150960/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Laggard Reference Stock?

The table below illustrates the hypothetical payment at maturity for a security for a hypothetical range of performance for the Laggard Reference Stock from -100% to +100% and assumes an Initial Stock Price of $15.47, a Threshold Price of $11.60, a Physical Delivery Amount of 64.64 shares, with fractional shares being paid in cash (the actual Initial Stock Price and Threshold Price for each Reference Stock will be determined on the Trade Date), and that there will be no anti-dilution adjustments or market disruption events. The following results are based solely on the hypothetical examples cited and do not reflect any coupon payments on the securities. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Reference Stocks will be the Laggard Reference Stock for the purposes of calculating the payment, if any, we will deliver or pay on the Maturity Date.

		Price of the Laggard Reference Stock is greater than the Threshold Price at all times during the Observation Period		Price of the Laggard Reference Stock is less than or equal to the Threshold Price at any time during the Observation Period
Final Stock Price	Final Stock Price as % of Initial Stock Price	Payment at Maturity ($)	Payment at Maturity as % of Face Amount	Payment at Maturity	Payment at Maturity in Cash or Reference Stock as % of Face Amount
$30.94	100%	$1,000.00	100%	$1,000.00	100%
$29.39	90%	$1,000.00	100%	$1,000.00	100%
$27.85	80%	$1,000.00	100%	$1,000.00	100%
$26.30	70%	$1,000.00	100%	$1,000.00	100%
$24.75	60%	$1,000.00	100%	$1,000.00	100%
$23.21	50%	$1,000.00	100%	$1,000.00	100%
$21.66	40%	$1,000.00	100%	$1,000.00	100%
$20.11	30%	$1,000.00	100%	$1,000.00	100%
$18.56	20%	$1,000.00	100%	$1,000.00	100%
$17.02	10%	$1,000.00	100%	$1,000.00	100%
$15.47	0%	$1,000.00	100%	$1,000.00	100%
$13.92	-10%	$1,000.00	100%	Physical Delivery Amount	90%
$12.38	-20%	$1,000.00	100%	Physical Delivery Amount	80%
$11.60	-25%	N/A	N/A	Physical Delivery Amount	75%
$ 9.28	-40%	N/A	N/A	Physical Delivery Amount	60%
$ 7.74	-50%	N/A	N/A	Physical Delivery Amount	50%
$ 6.19	-60%	N/A	N/A	Physical Delivery Amount	40%
$ 4.64	-70%	N/A	N/A	Physical Delivery Amount	30%
$ 3.09	-80%	N/A	N/A	Physical Delivery Amount	20%
$ 1.55	-90%	N/A	N/A	Physical Delivery Amount	10%
$ 0.00	-100%	N/A	N/A	Physical Delivery Amount	0%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the Laggard Reference Stock is greater than the Threshold Price of $11.60 at all times during the Observation Period and increases by 20% from the Initial Stock Price of $15.47 to the Final Stock Price of $18.56. Because the price of the Laggard Reference Stock is greater than the Threshold Price of $11.60 at all times during the Observation Period, the investor receives at maturity, in addition to any accrued and unpaid coupon on the securities, a cash payment of $1,000.00 per security, despite the 20% appreciation in the value of such Reference Stock.

Example 2: The price of the Laggard Reference Stock is greater than the Threshold Price of $11.60 at all times during the Observation Period and decreases by 20% from the Initial Stock Price of $15.47 to the Final Stock Price of $12.38. Because the price of the Laggard Reference Stock is greater than the Threshold Price of $11.60 at all times during the Observation Period, the investor receives at maturity, in addition to any accrued and unpaid coupon on the securities, a cash payment of $1,000.00 per security, despite the 20% decline in the value of such Reference Stock.

Example 3: The price of the Laggard Reference Stock is less than or equal to the Threshold Price of $11.60 at least once during the Observation Period and ultimately increases by 20% from the Initial Stock Price of $15.47 to the Final Stock Price of $18.56. Because the price of the Laggard Reference Stock is less than or equal to the Threshold Price of $11.60 at least once during the Observation Period, but the Final Stock Price is greater than the Initial Stock Price, the investor receives at maturity, in addition to any accrued and unpaid coupon on the securities, a cash payment of $1,000.00 per security, despite the 20% appreciation in the value of such Reference Stock.

Example 4: The price of the Laggard Reference Stock is less than or equal to the Threshold Price of $11.60 at least once during the Observation Period and ultimately declines by 20% from the Initial Stock Price of $15.47 to the Final Stock Price of $12.38. Because the price of the Laggard Reference Stock is less than or equal to the Threshold Price of $11.60 at least once during the Observation Period, and the Final Stock Price is less than the Initial Stock Price, the investor receives at maturity per security, in addition to any accrued and unpaid coupon on the securities, the Physical Delivery Amount of 64.64 shares of such Reference Stock having a closing market value on the Final Valuation Date of $800.00.

Selected Purchase Considerations

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THE SECURITIES OFFER A HIGHER COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a coupon of between 12.90% and 13.90% per year (to be determined on the Trade Date), which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the securities are our senior unsecured obligations, any coupon payment or any payment at maturity is subject to our ability to pay our obligations as they become due.

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QUARTERLY COUPON PAYMENTS — The securities offer quarterly coupon payments at a rate of between 12.90% and 13.90% per year (to be determined on the Trade Date). Coupon payments on the securities will be made quarterly in arrears on

October 21, 2007, January 21, 2008, April 21, 2008, July 21, 2008, October 21, 2008, January 21, 2009, April 21, 2009 and July 21, 2009, (each such date, a “Coupon Payment Date”), commencing on October 21, 2007, to and including the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Coupon Payment Date. If a Coupon Payment Date falls on a day that is not a business day (as defined in the accompanying product supplement), coupons on the securities will be payable on the following business day, but no additional amount will accrue as a result of the delayed payment.

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THE SECURITIES DO NOT GUARANTEE THE RETURN OF YOUR INITIAL INVESTMENT — The return of your initial investment at maturity is protected so long as the price of each of the Reference Stocks exceeds the corresponding Threshold Price at all times during the Observation Period or the Final Stock Price of the Laggard Reference Stock is not less than the Initial Stock Price of the Laggard Reference Stock. However, if the price of either of the Reference Stocks is less than or equal to the Threshold Price at any time during the Observation Period, and the Final Stock Price of the Laggard Reference Stock is less than the Initial Stock Price of the Laggard Reference Stock, you could lose up to your entire initial investment in the securities.

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and in particular, the tax consequences described under “—Securities With a Term of More Than One Year.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Laggard Reference Stock secured by a cash deposit equal to the face amount (the “Deposit”), which will bear an annual compounded yield of 5.24% based on our cost of borrowing. Under this treatment, less than the full coupon payment will be attributable to the yield on the Deposit; the excess of the coupon payment over the portion of the payment attributable to the yield on the Deposit will represent option premium attributable to your grant of the Put Option (the “Option Premium”). Interest attributable to the Deposit will generally be ordinary interest income on indebtedness with a term of more than one year. If you receive shares of the Laggard Reference Stock upon maturity, you will generally not recognize gain or loss (other than with respect to any fractional shares) and will have a basis in the Physical Delivery Amount of shares (including any fractional shares) equal to the Deposit minus the aggregate Option Premium. If you instead receive an amount of cash equal to the face amount plus the final coupon payment, you generally will not recognize income upon the return of the Deposit, but you generally will recognize short-term capital gain in an amount equal to the aggregate Option Premium.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The payment amount you receive at maturity will depend on whether the price of each of the Reference Stocks is greater than the corresponding Threshold Price at all times during the Observation Period and on the level of the Final Stock Price of the Laggard Reference Stock relative to the Initial Stock Price of the Laggard Reference Stock. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Laggard Reference Stock. The market value of such shares will be less than your initial investment in the securities and may be zero. Accordingly, you could lose up to the entire amount of your initial investment.

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YOUR INVESTMENT MAY BECOME FULLY EXPOSED TO THE DECLINE IN THE PRICE OF EITHER OF THE REFERENCE STOCKS AT ANY TIME DURING THE OBSERVATION PERIOD — If the price of either of the Reference Stocks declines below or is equal to the Threshold Price of such Reference Stock at least once during the Observation Period, your investment will be fully exposed to any decline in the price of the Laggard Reference Stock at maturity. Under these circumstances, if the Final Stock Price of the Laggard Reference Stock is less than its Initial Stock Price, you will receive at maturity a predetermined number of shares of the Laggard Reference Stock and, consequently, you will lose 1% of the aggregate face amount of your securities for every 1% decline in the Final Stock Price of the Laggard Reference Stock compared to its Initial Stock Price.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPONS REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCKS — The greatest payment that you will receive at maturity per security is the face amount plus any accrued and unpaid coupon, regardless of any appreciation in the value of each Reference Stock, which may be significant. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the Reference Stocks during the term of the securities.

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YOUR PAYMENT ON THE MATURITY DATE WILL BE DETERMINED SOLELY BY THE LAGGARD REFERENCE STOCK — The payment you receive at maturity will be determined by reference to the Laggard Reference Stock. Accordingly, if the other Reference Stock has appreciated in value compared to its Initial Stock Price or has experienced a decline in value that is less than that experienced by the Laggard Reference Stock, you will not participate in any way in the Reference Stock Return of such Reference Stock.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH REFERENCE STOCK — Your return on the securities, if any, and your payment at maturity are not linked to a basket consisting of the Reference Stocks. Rather, your payment at maturity, in addition to the Coupon Payment, will be determined by reference to the performance of each individual Reference Stock. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Reference Stocks. Poor performance by either of the Reference Stocks over the term of the securities may negatively affect your payment at maturity and will not be offset or mitigated by a positive performance by the other Reference Stocks.

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NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the securities, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or rights to receive dividend payments or other distributions. In addition, the issuers of the Reference Stocks (the “Reference Stock Issuers”) will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Reference Stocks and the securities.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — The Reference Stock Issuers are not affiliates of ours and are not involved in any way in this offering of securities. Consequently, we have no control over the actions of the Reference Stock Issuers, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Reference Stock Issuers have no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the Reference Stock Issuers.

In addition, as we are not affiliated with the Reference Stock Issuers, we do not assume any responsibility for the adequacy of the information about the Reference Stocks or the Reference Stock Issuers contained in this term sheet or in any of the publicly available filings of the Reference Stock Issuers. We are not responsible for the Reference Stock Issuers’ public disclosure of information on themselves or the Reference Stocks, whether contained in Securities Exchange Commission filings or otherwise. As an investor in the securities, you should make your own investigation into the Reference Stocks and the Reference Stock Issuers.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full amount of your initial investment in the securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE REFERENCE STOCKS TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Reference Stocks to which the securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We and/or our affiliates may also currently or from time to time engage in business with either of the Reference Stock Issuers, including extending loans to, or making equity investments in, either of the Reference Stock Issuers or providing advisory services to either of the Reference Stock Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to either of the Reference Stock Issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Stock Issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the price of the Reference Stocks on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other and which are set out in more detail in the accompanying product supplement.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Final Stock Price for certain events affecting the Reference Stocks. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ materially from the description herein. You are urged to consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Please read carefully the section of the accompanying product supplement called “Certain U.S. Federal Income Tax Consequences.”

THE REFERENCE STOCKS

Where Information About the Reference Stock Issuers Can Be Obtained

Unless otherwise stated, all information contained herein on the Reference Stocks and the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. Each of the Reference Stocks is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by each of the Reference Stock Issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

Information about each of the Reference Stock Issuers may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by each of the Reference Stock Issuers with the SEC.

We or any of our affiliates may currently or from time to time engage in business with one or more of the Reference Stock Issuers, including making loans to or equity investments in such Reference Stock Issuers or providing advisory services to such Reference Stock Issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about such Reference Stock Issuers and, in addition, one or more of our affiliates may publish research reports about such Reference Stock Issuers. As an investor in the securities, you should undertake such independent investigation of each Reference Stock Issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

We or any of our affiliates may carry out hedging activities related to the securities, including trading in one or more Reference Stocks as well as in other instruments related to such Reference Stocks. Some of our other affiliates also may trade one or more Reference Stocks and other financial instruments related to such Reference Stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities could affect the respective values of such Reference Stocks. Additionally, such hedging or trading activities during the term of the securities could potentially affect the Final Stock Prices of such Reference Stocks on the Final Valuation Date and, accordingly, the amount you will receive at maturity. Furthermore, we or any of our affiliates may also issue other derivative instruments in respect of such Reference Stocks, and the introduction of such competing products into the marketplace may affect the value of the securities.

Boston Scientific Corp.

Boston Scientific Corporation (“Boston Scientific”) is a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties including interventional cardiology, cardiac rhythm management, peripheral interventions, cardiac surgery, vascular surgery, electrophysiology, neurovascular intervention, oncology, endoscopy, urology, gynecology and neuromodulation. Information filed with the SEC by Boston Scientific under the Exchange Act can be located by referencing its SEC file number 001-11083.

The following graph sets forth the historical performance of Boston Scientific from January 1, 2002 through July 11, 2007. The closing price of the Boston Scientific on July 11, 2007 was $15.47. We obtained the historical closing prices of Boston Scientific from Bloomberg Financial Markets. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical prices of Boston Scientific should not be taken as an indication of future performance, and no assurance can be given as to the Final Stock Price of Boston Scientific. We cannot give you assurance that the performance of Boston Scientific will result in the return of your initial investment.

Stewart Enterprise, Inc.

Stewart Enterprises, Inc. (“Stewart”) is the second largest provider of funeral and cemetery products and services in the death care industry in the United States. Through its subsidiaries, it provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis. Information filed with the SEC by Stewart under the Exchange Act can be located by referencing its SEC file number 001-15449.

The following graph sets forth the historical performance of Stewart from January 1, 2002 through July 11, 2007. The closing price of the Stewart on July 11, 2007 was $7.89. We obtained the historical closing prices of Stewart from Bloomberg Financial Markets. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical prices of Stewart should not be taken as an indication of future performance, and no assurance can be given as to the Final Stock Price of Stewart. We cannot give you assurance that the performance of Stewart will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. Deutsche Bank AG may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.

We expect to deliver the securities against payment for the securities on or about the fifth business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their securities on the Trade Date or the two succeeding business days will be required, by virtue of the fact that we expect the securities initially to settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.